                SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 19, 2005

COMPREHENSIVE HEALTHCARE SOLUTIONS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	0-26715	58-0962699
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

45 LUDLOW STREET, SUITE 602

YONKERS, NEW YORK 10705

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(914) 375-7591

(ISSUER TELEPHONE NUMBER)

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 1.01 ENTRY INTO A MATERAL DEFINITIVE AGREEMENT

On August 19, 2005, the Company entered into a entered into an agreement with a private investment group (“Agreement”) under which the Company has received $235,000 in consideration for the issuance of two separate convertible debentures which are convertible at $.35 per share. In addition, the Company entered into agreement to issue warrants which could raise an additional $2,665,000 when the warrants are exercised. The following sets forth the exercise price for the warrants:

1.	500,000 warrants at $.35 for $175,000;
2.	500,000 warrants at $.40 for $200,000;
3.	2,000,000 warrants at $.50 for $1,000,000;
4.	1,000,000 warrants at $.60 for $600,000; and
5.	1,000,000 warrants at $.70 for $700,000.

SECTION 8.01 OTHER EVENTS

On August 12, 2005, the Company and Baruch Moskowitz agreed to deem that certain Stock Purchase Agreement between the Company and Mr. Moskowitz as null and void since the Agreement was not executed by Mr. Moskowitz and no consideration was paid pursuant to the terms of the Agreement. Mr. Moskowitz agreed to cancel and return to treasury the 1,800,000 shares of the Company’s common stock issued and held in escrow in accordance with the Agreement.

ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

99.1 Press Release dated August 23, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Comprehensive Healthcare Solutions, Inc.

By: /s/ John Treglia

JOHN TREGLIA

CHIEF EXECUTIVE OFFICER

Dated: August 23, 2005